SCHEDULE 14A
                      (Rule 14a-101)

          INFORMATION REQUIRED IN PROXY STATEMENT

                 SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the
     Securities Exchange Act of 1934 (Amendment No.    )

       X    Filed by the Registrant
              Filed by a Party other than the Registrant

     Check the appropriate box:
     ___  Preliminary Proxy Statement
     ___ Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
       X       Definitive Proxy Statement
               Definitive Additional Materials
               Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                      NS GROUP, INC.
      (Name of Registrant as Specified in Its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

       X       No fee required
               Fee computed on table below per Exchange Act
          Rules 14a-6(I)(4) and 0-11

          (1) Title of each class of securities to which transaction applies: _________________________________

          (2) Aggregate number of securities to which transaction applies: _________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
     (Set forth the amount on which the filing fee is calculated and state how it was determined):
          (4) Proposed maximum aggregate value of
     transaction:

          (5) Total fee paid:

            Fee paid previously with preliminary materials.

            Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:

          (2) Form, Schedule or Registration Statement No.:


          (3) Filing Party:

          (4) Date Filed:


                      NS GROUP, INC. (Logo)

                     Ninth & Lowell Streets
                    Newport, Kentucky  41072
           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              To Be Held February 13, 1997


     To the Shareholders of NS GROUP, INC.:

     The Annual Meeting of Shareholders of NS Group, Inc., a Kentucky corporation, will be held at the Metropolitan Club, 50 East RiverCenter Boulevard, Covington, Kentucky, on Thursday, February 13, 1997, at 10:30 a.m. Eastern Standard Time, for the following purposes:

     1.  To elect six directors of the Company;

     2   To ratify the Board of Directors' appointment of
     Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending September 27, 1997; and

     3. To transact such other business as may properly be brought before the meeting, or any adjournment thereof.

     The close of business on December 12, 1996 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.

                    By order of the Board of Directors,

                                       /s/ Jack W. Mehalko


     Newport, Kentucky                  Jack W. Mehalko
     December 23, 1996                  Secretary



     SHAREHOLDERS ARE URGED TO SIGN, DATE AND RETURN THE
     ENCLOSED PROXY AS SOON AS POSSIBLE.  A POSTAGE PAID,
     RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR
     CONVENIENCE.




                             NS GROUP, INC.
                         Ninth & Lowell Streets
                        Newport, Kentucky  41072

                           PROXY STATEMENT

      ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 13,
     1997

          This Proxy Statement is being first mailed to shareholders on or about December 23, 1996 in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of NS Group, Inc., a Kentucky corporation (the "Company"), to be held on Thursday, February 13, 1997, at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 East RiverCenter Boulevard, Covington, Kentucky, for the purposes set forth in the accompanying Notice of Annual Meeting.

     SOLICITATION AND REVOCATION OF PROXIES

          THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The solicitation of proxies will be by mail, except for incidental personal solicitation made by officers, directors and employees of the Company. The cost of preparing, assembling and mailing this Proxy Statement and any other material furnished to shareholders in connection with such solicitation, as well as the cost (expected to be nominal) of any such solicitation and the reasonable expenses of banks, brokers and other custodians, nominees and fiduciaries, who, at the request of the Company, shall mail such material to or otherwise communicate with beneficial owners, will be borne by the Company.

          Shares represented by duly executed proxies in the accompanying form which are received before the Annual
     Meeting and not subsequently revoked will be voted as described in "Voting and Other Matters" herein.

          Any shareholder giving a proxy has the power to revoke it in writing at any time prior to its exercise, but the revocation of a proxy is not effective until written notice thereof has been received by the Secretary of the Company.

     VOTING RIGHTS

          Only holders of the Company's common stock, no par value (the "Common Stock") of record at the close of business on December 12, 1996 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 13,809,413 shares of Common Stock outstanding.

     SHARE OWNERSHIP OF CERTAIN
     BENEFICIAL OWNERS AND MANAGEMENT

          Except as otherwise noted, the following table sets forth certain information as of September 28, 1996, with respect to shares of Common Stock owned beneficially by each Director of the Company (each of whom is a nominee for Director), each executive officer of the Company, all Directors and executive officers of the Company as a group, and each person who, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock on September 28, 1996.

                                Number of        Percentage
             Name              Shares Owned       of Class

     Directors, Nominees and
     Executive Officers

     Clifford R. Borland (1)    2,940,812(2)          21.2
     Ronald R. Noel (1)         1,161,029(2)           8.4
     John B. Lally               655,729(3)            4.7
     R. Glen Mayfield            114,730                .8
     Patrick J. B. Donnelly       99,375(4)             .7
     John R. Parker(5)            70,147(2)(6)          .5
     Paul C. Borland, Jr.         22,707(2)             .2
     All Directors and Executive
        Officers as a group
        (7 persons)            5,064,529(2)            36.3

     Other 5% Shareholders

     State of Wisconsin Investment
      Board(1)                 1,364,400                 9.9
     Dimensional Fund Advisors
      Inc.(1)                    877,000(7)              6.4
     General Electric Capital
      Corporation (1)            772,481(8)              5.3
     PMAC, Ltd. and certain other
      parties(9)               1,664,705                10.8

     (1) The address of Messrs. C. R. Borland and Noel is NS Group, Inc., Ninth and Lowell Streets, Newport, Kentucky 41072. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The address of General Electric Capital Corporation ("GECC") is 260 Long Ridge Road, Stamford, Connecticut 06927.

     (2) Includes, where applicable, shares of Common Stock
     (a) which may be acquired within 60 days of September 28, 1996 by Mr. C. R. Borland (53,312), Mr. Noel
     (31,477), Mr. Parker (32,477), Mr. P. C. Borland, Jr.
     (20,607) and all Directors and executive officers as a group (137,873) pursuant to the Company's non-qualified stock option and stock appreciation rights plans and
     (b) owned by Mr. Noel (1,102) and all Directors and executive officers as a group (1,102) and held by the trustee of the Company's Salaried Employees' Flexible Compensation Plan, which shares are voted as directed by the participants to whose account they are allocated.

     (3)  Includes 50,855 shares owned by Mr. Lally's wife.
     Mr. Lally disclaims any beneficial interest in these shares.

     (4) Includes 32,850 shares owned by Mr. Donnelly's wife and 33,000 shares held by Mr. Donnelly's wife as custodian for their children. Mr. Donnelly disclaims any beneficial interest in these shares.

     (5) Mr. Parker is 52 years old and has held the same or similar positions with the Company for more than five years.

     (6)  Includes 18,800 shares owned by Mr. Parker's wife.
     Mr. Parker disclaims any beneficial interest in these shares.

     (7) Dimensional Fund Advisors Inc. ("Dimensional"), is a registered investment advisor which has beneficial ownership of 888,500 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc. (the "Fund"), or in series of The DFA Investment Trust Company (the "Trust"), both registered open-end investment companies, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     Dimensional has sole dispositive power over 888,500 shares and sole voting power over 659,200 shares. Officers of the Fund and the Trust (who are also officers of Dimensional) have voting power over 119,900 of the shares owned by the Fund and 109,400 of the shares owned by the Trust. The preceding information was provided to the Company by Dimensional and is as of June 30, 1996.

     (8) Represents number of shares purchasable upon exercise of warrants, which have an exercise price of $8.00 per share.

     (9) PMAC, Ltd. ("PMAC") is a Texas limited partnership for which PM Acquisition Corporation ("PM Corp.") is the general partner. PMAC, PM Corp. and certain other affiliated persons have filed a Schedule 13D ("PMAC
     Schedule 13D") with the Securities and Exchange Commission indicating on the cover pages thereof the following ownership numbers and percentages, as updated from information provided by PMAC; R. Alpert, 915,588 (6.2%); R. E. Belfer, 374,559 (2.6%); R. A. Belfer,
     374,559 (2.6%). R. E. Belfer and R. A. Belfer, as co-trustees of certain trusts, would share voting and dispositive power for 93,640 shares; R. E. Belfer, as sole trustee of certain other trusts, would hold sole voting and dispositive power for 93,640 shares; and R.
     A. Belfer, as sole trustee of a certain other trust, would hold sole voting and dispositive power for 187,279 shares. The Belfers would share voting and dispositive power for 374,559 shares.

     All of the shares listed in the PMAC Schedule 13D represent shares issuable upon conversion of $28.3 million in convertible debentures, convertible at a price of $17 per share ("Convertible Debentures"), issued to PMAC in connection with the Company's purchase of the assets comprising Koppel Steel
     Corporation in 1990 ("Koppel Acquisition").  (Of such
     Convertible Debentures, approximately $6.9 million, which are owned by R. Alpert and approximately $5.7 million which are owned by R. A. Belfer and R. E.
     Belfer, trustees, remain in escrow as security for contingent indemnification obligations of PMAC to the Company in connection with the Koppel Acquisition.)

     The Convertible Debentures provide that, after the conversion into Common Stock of all of the Convertible Debentures, so long as PMAC or its affiliates own 60% of the shares issued upon conversion, the Company will take certain actions to provide for the election as a director of the Company of an individual chosen by PMAC (and approved by the Company). As of October 4, 1990, the Company agreed that R. A. Belfer would be acceptable as such director. The Convertible Debentures also provide that the holders of such Debentures, or the stock issuable upon conversion thereof, will vote for the Company's nominees for directors (including the nominee designated by PMAC). In addition, the transfer of the Convertible Debentures is subject to a right of first refusal in favor of the Company; a holder of the shares issuable upon conversion may not transfer such shares except subject to a right of first refusal in favor of the Company or pursuant to Rule 144 under the Securities Act of 1933. Finally, the holders of the Convertible Debentures and any shares issued upon conversion thereof are subject to certain "standstill" provisions, including a prohibition against acquiring, in the aggregate, more than a 15% interest in the voting securities of the Company.


     The address of PMAC, Ltd. and R. Alpert is 15311
     Vantage Parkway West, Suite 315, Houston, Texas 77032.
     The address of R. E. Belfer and R. A. Belfer is 767
     Fifth Avenue, New York, New York  10017.

     The information in this footnote and the corresponding information in the above share ownership table was derived from the PMAC Schedule 13D, information provided by PMAC and from the terms of the Convertible
     Debentures.

     ELECTION OF DIRECTORS

     Nominees for Election as Directors

          Six directors will be elected at the 1997 Annual
     Meeting to hold office until the next Annual Meeting, and until their successors are duly elected and qualified.

          Set forth in the following table is certain information with respect to each nominee for director. Each of the six nominees is currently a director of the Company. Each was previously elected by the shareholders, with the exception of Mr. Paul C. Borland, Jr., who was elected director of the Company by the Board of Directors in February, 1996. The Board of Directors recommends a vote FOR the election of the nominees for director of the Company.

                      First Became   Principal Occupation
     Name And Age       Director     & Other Directorships

     Clifford R.
     Borland (59)           1981

     Chairman and Chief Executive Officer of the Company. Mr.C.R. Borland held the position of President of the Company until December 4, 1995, when he was elected Chairman of the Company. Director of Kentucky Electric Steel, Inc.


     Paul C.
     Borland, Jr.(62)      1996

     Mr. P. C. Borland, Jr. became an executive officer of
     the Company   on December 4, 1995 when he was elected
     President   and Chief Operating Officer of the Company.
     Mr. P.C.Borland, Jr. joined the Company in 1989 as Vice President and General Manager of Kentucky Electric
     Steel Corporation and    since 1990 has served, and
     continues to serve, as President of Koppel Steel Corporation. Mr. P. C. Borland, Jr. is the brother of Mr. C. R.Borland.


     Patrick J.B.
     Donnelly (60)        1981

     Partner in the law firm of Niles, Barton and Wilmer, Baltimore, Maryland.



                      First Became     Principal Occupation
     Name And Age      Director          & Other Directorships

     John B.
     Lally (60)          1981

     Chairman of the Board  and Chief Executive Officer of
     LB Industries, Inc., a privately-owned pipe distributor. Director and Chairman of the Board of LB
     Steel Plate Company, a privately-owned steel plate processor and distributor.

     R. Glen
     Mayfield (55)       1981

     President of Mayfield & Robinson, Inc., an independent management and financial consulting firm. Director of Suburban Bancorporation, Inc.

     Ronald R.
     Noel (55)           1981

     Vice President of the Company.  President of Newport
     Steel    Corporation("Newport").Mr. Noel held the
     position of    Secretary of the Company from November
     1989 until February 1995 and the position of President of Newport since March 1994.


          Except as otherwise noted, each of the nominees has held the same position or other executive positions with the employers listed above during the past five years.

          The Articles of Incorporation provide at such time as there are nine or more directors, the Board of Directors may by resolution divide the Board into three classes with the terms of office of each class ending in successive years.

     INFORMATION REGARDING MEETINGS AND COMMITTEES
     OF THE BOARD OF DIRECTORS

     Meetings of the Board

          The Board of Directors met six times during fiscal 1996 (excluding action taken by written consent). Each Director attended in excess of 75% of the aggregate of
     (i) the total number of meetings held by the Board of Directors and (ii) the total number of meetings held by each committee of which he was a member during fiscal 1996.

     Committees of the Board

          The standing committees of the Board of Directors are the Executive Committee, Audit Committee, Executive
     Compensation Committee, Investment Committee and the
     Stock Option Committee. There is no nominating committee of the Board.

          During fiscal 1996, the Audit Committee consisted of Messrs. Donnelly (Chairman), Lally and Mayfield.
     The Audit Committee held two meetings during fiscal 1996. The Audit Committee reviews and approves the Company's annual financial statements and reviews auditing matters. The Audit Committee is also responsible for the selection of the Company's independent public accountants, subject to the approval of the Board, and reviews with representatives of the independent public accountants the scope of their examination, their fees, the results of their examination, and any conditions requiring attention identified by them regarding internal controls.

          During fiscal 1996, the Executive Compensation
     Committee consisted of Messrs. Mayfield (Chairman),
     Donnelly and Lally. The Executive Compensation
     Committee held  one meeting during fiscal 1996.  The
     Executive Compensation Committee determines the compensation of the Company's officers, reviews the officers' compensation programs, and monitors the grants made under the Company's various executive benefit plans.

          During fiscal 1996, the Stock Option Committee consisted of Messrs. Lally (Chairman), Donnelly and
     Mayfield. The Stock Option Committee held one meeting during fiscal 1996. The Stock Option Committee administers the option plans of the Company.

          During fiscal 1996, the Investment Committee consisted of Messrs. C.R. Borland (Chairman), Mayfield and Noel. The Investment Committee held one meeting during fiscal 1996. The Investment Committee reviews and administers the Company's investment policies.

      Director Compensation

          Directors who are not employees of the Company are paid an annual retainer of $16,000 and $1,000 for each meeting of the Board of Directors attended in excess of four meetings per fiscal year and expenses for attendance at meetings of the Board and Committees. In addition, such outside Directors are paid $750 ($1,000 for Committee Chairmen) for each Committee meeting attended.

     EXECUTIVE COMPENSATION

           The following table presents summary information for each of the last three fiscal years concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other officers serving in an executive officer capacity during fiscal 1996 ("named executive officers") for services rendered to the Company and its subsidiaries.

                     SUMMARY COMPENSATION TABLE


                                  Annual Compensation
     Name and Principal
     Position                 Year    Salary       Bonus

     Clifford R. Borland      1996   $395,000     $18,750
     Chairman and Chief       1995    388,750           0
     Executive Officer (3)    1994    361,692           0


     Paul C. Borland, Jr.     1996   $356,607     $31,348
     President and Chief
     Operating Officer of
     the Company; President
     of Koppel (3)

     Ronald R. Noel           1996    $203,000   $ 4,700
     Vice President of the    1995     199,750         0
     Company; President       1994     188,951         0
     of Newport

     John R. Parker           1996    $185,000  $  8,500
     Vice President,          1995     182,500         0
     Treasurer and Chief      1994     173,863         0
     Financial Officer

                               SUMMARY COMPENSATION TABLE
                                          Long-Term Compensation
                     Annual Compensation
                              Other
      Name and                Annual      Number of    All Other
     Principal                Compen      Options/     Compen-
     Position                 sation(1)   SARs         sation(2)

     Clifford R. Borland        -            -         $31,112
     Chairman and Chief         -         63,400        34,324
     Executive Officer (3)      -         41,333        31,750


     Paul C. Borland, Jr.       -         50,000       $27,952
     President and Chief
     Operating Officer of
     the Company; President
     of Koppel (3)

     Ronald R. Noel             -            -          $21,026
     Vice President of the      -         20,500         19,041
     Company; President         -         13,420          8,643
     of Newport

     John R. Parker             -            -          $19,145
     Vice President,            -          20,500        16,851
     Treasurer and Chief        -          13,420        15,647
     Financial Officer

     (1) Other annual compensation paid or distributed to each of the named executive officers did not in any year exceed the lesser of $50,000 or 10% of any such officer's annual salary and bonus.

     (2) All Other Compensation includes insurance premiums made pursuant to the Company's salary continuation program and in connection with certain disability insurance policies.
     Under the Company's salary continuation program, which the Company funds with insurance policies, the Company will pay certain employees, including the executive officers, upon retirement at or after age 62 an amount ranging from 25% to 40% of his current base salary for life, with payments for a minimum of 10 years either to each participant or his
     descendants.   During fiscal 1996, 1995 and 1994,
     respectively, the Company paid aggregate premiums as follows: $14,200, $18,933 and $18,933 for Mr. C.R. Borland;
     $12,573, $12,573, and $3,143 for Mr. Noel; and $10,991,
     $10,991, $10,991 for Mr. Parker. The Company paid aggregate premiums of $16,800 for Mr. P. C. Borland, Jr. for fiscal 1996.

          The Company has purchased disability insurance policies for the benefit of certain employees of the Company, including the named executive officers. In the event an insured is disabled for more than 60 days, he will be paid 70% of his base salary during the term of such disability up to age 65. During fiscal 1996, 1995 and 1994, respectively, the Company paid aggregate premiums as follows: $14,558, $13,789, and $12,817 for Mr. C.R. Borland; $6,290, $5,937,
     and $5,500 for Mr. Noel; and $5,453, $5,132, and $4,736 for
     Mr. Parker. The Company paid aggregate premiums of $9,652 for Mr. P. C. Borland, Jr. for fiscal 1996.

          Subsequent to the end of fiscal 1995, it was determined that no bonus payments were earned by any executive officer under the Company's bonus plan for fiscal 1995. All estimated advance payments under the bonus plan were repaid to the Company and All Other Compensation for fiscal 1996 and 1995 includes imputed interest on such estimated advance payments as follows: $854 and $1,602 for Mr. C.R. Borland; $663 and $531 for Mr. Noel; and $1,202 and $728 for Mr. Parker.

          Beginning in fiscal 1996, All Other Compensation also includes Company matching contributions to the Company's
     Salaried Employees' Flexible Compensation Plan in the amount of $1,500 for each of the named executive officers.

     (3) Mr. C. R. Borland served as President and Chief Executive Officer of the Company during fiscal 1994 and 1995. On December 4, 1995, he was elected Chairman and Chief Executive Officer of the Company, and Mr. P. C. Borland, Jr. was elected President and Chief Operating Officer of the Company. Mr. P.C. Borland, Jr. was not an executive officer prior to December 4, 1995.

     The following tables present certain informationconcerning stock options/SARs granted to and exercised by the named executive officers of the Company during fiscal 1996.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                            Percent
                            of Total
                            Options
                            Granted
                             to
                            Employ-  Per     Market
                  Options   ees in  Share    Price on
                  Granted   Fiscal  Exercise Date of   Expiration
          Name      (1)     Year(2) Price    Grant     Date
          Paul C.
          Borland,
          Jr.       50,000   83.3%    $2.63   $2.25     12/04/05


                       OPTION/SAR GRANTS IN LAST FISCAL YEAR
           Name        Potential Realizable Value at Assumed
                                 Annual Rates of Stock Price
                                 Appreciation for Option Term(3)
                                      5%               10%
          Paul C.Borland, Jr.      $51,751          $160,296


     (1) Represents non-qualified stock options granted on December 4, 1995 pursuant to the NS Group, Inc. 1995
     Stock Option and Stock Appreciation Rights Plan. The options become exercisable over a two year period in increments of 50% per year beginning on the first anniversary of the date of grant.

     (2) The Company granted total options representing 60,000 shares in fiscal 1996 under the Company's non-qualified stock option plans.

     (3) The amount shown under these columns are the result of calculations at 5% and 10% rates as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Company's common stock.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
          FISCAL YEAR-END OPTION/SAR VALUES

                    No. of
                    Shares              Total Number of Shares
                    Acquired            For which Unexercised
                      on       Value    Options/SARS held
          Name      Exercise   Realized  at September 28, 1996
                                        Exercisable Unexercisable

          Clifford
          R. Borland    0         $0         53,312      101,421



          Paul C.
          Borland, Jr.  0          0         20,607       90,213



          Ronald
          R. Noel       0          0         31,477       39,693



          John R.
          Parker        0          0        32,477       39,693




                                    Total Value of Unexercised,
                                    In-the-Money
                                    Options/SARs held
                                    at September 28, 1996(1)
          Name                      Exercisable    Unexercisable
          Clifford R. Borland          $0            $      0
          Paul C. Borland, Jr.          0              37,500
          Ronald R. Noel                0                   0
          John R. Parker                0                   0

          (1) In-the-Money Options/SARs are those where the fair market value of the underlying securities at fiscal year-end exceed the exercise price of the option or SAR.



          REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

               The Company's executive compensation program (the
          "Program") is administered by the Compensation and Stock Option Committees of the Board of Directors (the
          "Committees") which are composed of the same individuals, although with different chairmen.

          The Program has been designed to enable the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity based on performance. The Program is comprised of three basic elements: base salaries which are competitive within the industry segments the Company operates and which reflect individual performance; annual bonus opportunities which are payable in cash for the achievement of certain annual financial performance criteria; and long-term stock-based incentive opportunities. The Committees believe that both the annual bonus and stock-based incentive opportunities directly strengthen the mutuality of interests between the Company's executive officers and its shareholders. In developing and administering the individual elements of the Program, the Committees strive to balance short and long-term incentive objectives. No executive officer has an employment agreement with the Company because their performance is evaluated annually and long-term incentives are provided pursuant to the Company's stock option plans.

               The Company, under the supervision of the Committees, periodically obtains competitive survey data from a number of sources in connection with the Committees administration and review of the Program. Such survey data confirms the Committees belief that the Program is currently competitive and effective because it aligns the financial interests of the Company's executive officers with the Company's financial performance and long-term total return to the Company's shareholders. Notwithstanding such conclusion, the Committees continually review the Program and consider modifications in order to further motivate the Company's executive officers.

     A discussion of each of the elements of the Program along with a description of the significant decisions of the Committees with regard to fiscal 1996 compensation is set forth below. The officers serving in executive officer capacity during fiscal 1996 consisted of Messrs. Clifford R. Borland, Paul C. Borland, Jr., Ronald R. Noel and John R. Parker.

     Annual Cash Compensation Program

     Annual total cash compensation for senior management consists of a base salary and the potential for an annual bonus under the Company's Executive Bonus Plan (the "Bonus Plan"). Base salaries are determined by an assessment of salaries paid by companies within the Company's industry segments, executive responsibilities and individual performance. The annual base salaries for the executive officers other than the chief executive officer and the president are determined through an interactive review process between the Committees and Mr. C.R. Borland using the above criteria. Messrs. C.R. Borland's and P.C. Borland, Jr.'s base salaries are reviewed and established annually by the Committees. In addition to the criteria described above, the Committees also consider the overall performance of the Company when establishing Mr. C.R. Borland's salary, and as such, the Committees have not increased Mr. C.R. Borland's or the other executive officers' salaries (with the exception of Mr. P.C. Borland, Jr., who was appointed the additional duties of President and COO of the Company) since January 1995.

     The Company maintains a Bonus Plan in which the executive officers as well as other key employees are eligible to participate. Under the Bonus Plan, participants may be awarded annual bonuses if the Company and/or its operating subsidiaries meet certain financial performance criteria. Annual bonuses for Mr. C.R. Borland and the other executive officers are based upon Company-wide financial performance criteria. The financial criteria for which performance is measured against includes operating margins, return on assets, return on total capital and sales growth. The bonus percentage for Mr. C.R. Borland and the other executive officers varies from 0% to 100% of annual salary depending on the levels at which the financial performance criteria are met. Under the Bonus Plan, no bonus was earned by Mr. C.R. Borland or the other executive officers in fiscal 1994 and 1995.

          Stock Option Programs

     Long-term incentive awards provided by the Company's stock option plans are designed to develop and maintain strong management through share ownership. Although eligible to participate in the Company's broad-based incentive stock option plan (the "ISO Plan"), no options have been granted to the executive officers under the ISO Plan. Executive officers are also eligible to participate in the Company's non-qualified stock option and stock appreciation rights plans (the "NSO Plans"). Generally, options granted cannot be less than 50% of the market value of the Common Stock of the Company on the date of grant and become exercisable with respect to one third of the shares of Common Stock covered by the options on each of the first three anniversaries of the date of grant, unless the Committees provide otherwise.

     The number of options granted to executive officers are based upon current performance, anticipated future contribution based on that performance, the ability to impact corporate and/or subsidiary business results and comparative industry practices. The size and price of previous option grants and the number of options currently held by an executive are not taken into account in determining the number and price of options granted. Mr. C.R. Borland recommends stock option grants for the other executive officers, other than the president, and the Committees review and approve such awards. With respect to Mr. C.R. Borland and Mr. P.C. Borland, Jr., the Committees determine the options to be granted. Reference is made to the option tables contained herein for information as to grants and exercises of options and fiscal year-end option values.

     The foregoing report has been furnished by:

     The Executive Compensation and Stock Option Committees of the Board of Directors

     R. Glen Mayfield (Chair of the Executive Compensation
     Committee)
     John B. Lally (Chair of the Stock Option Committee)
     Patrick J.B. Donnelly


     PERFORMANCE GRAPH

     The following graph sets forth a comparison of the Company's cumulative total stockholder return from September 30, 1991 through September 30, 1996 with the cumulative total return for the same period measured by the Standard & Poor's 500 Composite Index and the Standard & Poor's Iron & Steel 500 Index.

     Comparison of Five Year Cumulative Total Return(1)

                  1991   1992     1993    1994     1995   1996
     NS Group,
     Inc.          100   84.84   149.04   119.23   55.03   59.62
     Standard &
     Poor's 500    100  111.05  125.49   130.11  168.82  203.14
     Standard &
     Poor's Iron
     & Steel 500   100  101.88  160.21   206.04  146.40  144.40

     (1)Assumes $100 invested on September 30, 1991 in the
     Company's Common Stock, the Standard & Poor's 500 Composite
     Index and the Standard & Poor's Iron & Steel 500 Index.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee is composed of
     Messrs. Mayfield, Lally and Donnelly, none of whom has served as an officer or employee of the Company or any of its subsidiaries.

     John B. Lally owns the controlling interest in L B Industries, Inc. The Company sells substantially all of its secondary and limited service tubular products to L B Industries, Inc., at prices and on terms substantially equivalent to those offered to other customers. Sales to L B Industries, Inc. amounted to approximately $16.8 million in fiscal 1996.

                           CERTAIN TRANSACTIONS

     In connection with the settlement of certain warranty claims made by the Company against PMAC, Ltd., approximately
     $1.2 million of debentures and notes to PMAC, Ltd. were canceled in the fourth quarter of fiscal 1996.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934
     (the "Exchange Act") requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such reports furnished to the Company or written representation that no reports were required to be filed, the Company believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal 1996.

                   PROPOSAL TO RATIFY APPOINTMENT OF
                         INDEPENDENT AUDITORS

        The firm of Arthur Andersen LLP has examined the financial statements of the Company since 1981 and the Board of Directors, upon the recommendation of its Audit Committee, wishes to continue the services of this firm for the current fiscal year ending September 27, 1997. A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP, as independent auditors, to examine the financial statements of the Company for the current fiscal year ending September 27, 1997, and to perform other appropriate accounting services. The Company has been advised that a representative of Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement if he desires and will be available to respond to questions of the shareholders.


          The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended September 27, 1997.


                         SHAREHOLDER PROPOSALS

          Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company by August 25, 1997, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

          In order for a shareholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days notice or prior public disclosure of the meeting, then the shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The shareholder filing the notice of nomination must describe various matters regarding the nominee, including matters such as name, address, occupation and shares held.

          In order for a shareholder to bring other business before a shareholder meeting, timely notice must be given to the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's Proxy Statement.

          In each case the notice must be given to the Secretary of the Company, whose address is Ninth and Lowell Streets, Newport, Kentucky 41072. Any shareholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

                        VOTING AND OTHER MATTERS

          Unless other designation is made, the shares represented by the proxy herein solicited will be voted for the election of the named nominees as directors of the Company and for the ratification of the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending September 27, 1997, as set forth in the accompanying Notice of Annual Meeting.


          If any of the named nominees for directors should become unavailable for any reason, it is intended that the persons named as proxies in the accompanying form will vote for the election of such other person as the Board of Directors may recommend in place of such nominee. If cumulative voting rights are exercised by any shareholder, the proxies may be voted cumulatively for fewer than all of the Company's nominees in the discretion of the persons voting such proxies.

          The Company knows of no other business other than the matters set forth herein that will be presented to the Annual Meeting. If matters other than those described herein should properly come before the Annual Meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

          A quorum will exist at the Annual Meeting if a majority of the votes entitled to be cast at the meeting are represented, in person or by proxy, at the Annual Meeting. In voting on matters other than the election of Directors, each shareholder has one vote for each share of stock held. With respect to the election of Directors, shareholders have cumulative voting rights, which means that each shareholder has the number of votes equal to the number of shares held, multiplied by the number of Directors to be elected, and each shareholder may cast the whole number of such votes, either in person or by proxy, for one nominee, or distribute them among two or more nominees.

           The six persons who have been duly nominated to be directors of the Company who receive the most votes shall be elected directors of the Company. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, and shares not voted on the election of directors but voted on one or more other matters on proxies returned by brokers, will therefore not directly affect the number of shares needed to elect directors.

          The ratification of the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent public accountants for its fiscal year ending September 27, 1997 requires the affirmative vote of a majority of the shares represented at the meeting and entitled to so vote. Shares represented by proxies which are marked "abstain" on such matter will be counted for the purpose of determining the number of shares represented by proxy at the Meeting for such matter, and shall therefore have the same effect as if the shares represented thereby were voted against such ratification. Shares not voted on the ratification of Arthur Andersen LLP but voted on one or more other matters on proxies returned by brokers will be treated as not represented at the Meeting as to the ratification of the appointment of the Company's accountants for purposes of determining the number of votes needed for approval.

          The approval of any other action properly brought before the Annual Meeting would require the affirmative vote of a majority of the shares represented at the meeting and entitled to so vote. Shares represented by proxies which deny discretionary authority on other matters would be counted for the purpose of determining the number of shares represented by proxy at the Meeting for such other matters for purposes of determining the number of votes needed for approval, and would therefore have the same effect as if the shares represented thereby were voted against any such matter.


     JACK W. MEHALKO

     Secretary

     Newport, Kentucky
     December 23, 1996


                           REVOCABLE PROXY
                            NS GROUP, INC.


           X  Please mark votes as in this example

               ANNUAL MEETING OF STOCKHOLDERS
                    FEBRUARY 13, 1997

        The undersigned hereby appoints C.R. Borland, J. W. Mehalko and K.G. Kepley or any of them as Proxies (acting by a majority or, if one be present, then that one shall have all of the powers hereunder), each with full power to appoint his substitute, and hereby authorizes them, or any of them to represent and to vote as designated below, all the shares of Common Stock of NS Group, Inc. held of record by the undersigned on December 12, 1996, at the Annual Meeting of Shareholders to be held on February 13, 1997, or at any adjournment, or adjournments thereof.

          Item 1.  Election of the following six (6) Nominees as
          Directors:
          FOR
          WITHHOLD
          FOR ALL EXCEPT

     Clifford R. Borland; Paul C. Borland, Jr.; Ronald R. Noel;
     John B. Lally; Patrick J.B. Donnelly; R. Glen Mayfield.

     INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

          FOR
          AGAINST
          ABSTAIN

     Item 2. Ratify the appointment of Arthur Andersen LLP as independent public accountants for fiscal 1997.

     Item 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting; all as described in the Notice of Annual Meeting of Shareholders and accompanying the Proxy Statement for such meeting, the receipt of which is hereby acknowledged.

     The Board of Directors Recommend a Vote "FOR" all nominees in Item 1 and "FOR" Item 2.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Please check box if you plan to attend the meeting.

     Please be sure to sign and date this Proxy in the box below


     Date:

     Stockholder sign above       Co-holder (if any) sign above

     Detach above card, sign, date and mail in postage paid envelope provided.

                              NS GROUP, INC.

          This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

     Please sign exactly as name (or names) appears on this card. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
         PROMPTLY USING THE ENCLOSED ENVELOPE.